Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER AND NINE MONTHS ENDED MARCH 31, 2005

Mountain View, Calif. (May 12, 2005) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the third quarter of fiscal year 2005.

Revenue for the quarter ended March 31, 2005 was $4.7 million, a decrease of 10% from $5.2 million in the comparable year-ago quarter. License revenue was $1.1 million, a decrease of 16% from the comparable year-ago quarter. Support and services revenue was $3.6 million, a decrease of 9% from the comparable year-ago quarter. International revenue accounted for 46%, and domestic revenue 54% of total revenue for the quarter, compared to 47% international revenue and 53% domestic revenue in the comparable year-ago quarter.

Revenue for the nine months ended March 31, 2005 was $14.6 million, a decrease of 2% from $14.9 million in the comparable year-ago period. License revenue was $3.7 million, an increase of 12% from the comparable year-ago period. Support and services revenue was $10.9 million, a decrease of 6% from the comparable year-ago period.

Net loss before dividends on convertible preferred stock for the quarter ended March 31, 2005 was $725,000, compared with a net loss of $952,000 for the same period a year ago. Net loss applicable to common stockholders was $725,000 or $0.05 per share, compared with $2.8 million, or $0.76 per share, for the same period a year ago.

Net loss before dividends on convertible preferred stock for the nine months ended March 31, 2005 was $565,000, compared with a net loss of $3.9 million for the same period a year ago. Net loss applicable to common stockholders for the nine months ended March 31, 2005 was $4.3 million or $0.54 per share, compared with $9.4 million, or $2.56 per share, for the same period a year ago.

Pro forma net loss for the quarter ended March 31, 2005 was $376,000 or $0.02 per share, compared to a pro forma net income of $30,000, or $0.00 per share, for the same period a year ago.

Pro forma net loss for the nine months ended March 31, 2005 was $327,000 or $0.02 per share, compared to a pro forma net loss of $529,000, or $0.03 per share, for the same period a year ago. Pro forma net income (loss) figures exclude depreciation, amortization, accreted dividends, interest expense, tax expense and restructuring charges. A table reconciling the pro forma net income (loss) to GAAP net loss is included in the condensed consolidated financial statements in this release.

Total cash and cash equivalents were $4.9 million at March 31, 2005, a decrease of $287,000 from $5.2 million at June 30, 2004. Day’s sales outstanding in receivables for the March 2005 quarter were 66 days compared to 59 days for the comparable year-ago quarter.

“While our revenue in the quarter reflects some seasonality, our bookings continue to be healthy. We are pleased with the year-over-year growth in both our license and hosting revenue for the first nine months of fiscal 2005,” said Ashu Roy, CEO of eGain. “We are raising the bar for enterprise-class eService suite offerings in the market - Forrester Research rated us #1 among peers for our eGain Service™ 7 solution. Finally, our improved customer satisfaction ratings are translating into a growing demand in our customer base for our multi-channel service suite.”

Customer momentum

In the March 2005 quarter, eGain acquired or expanded its business with several customers such as Adelphia Communications Corp., Aliant Inc., Absolute Entertainment, Carlson Wagonlit, CashTech Solutions, iGlobalMedia, Lavalife Inc., Rogers Communications, The May Department Stores Company, Wipro Technologies, and Telecom Italia Media-Internet Division. Also, the company significantly expanded its business with one of the top-tier North American financial services provider and a Japanese government agency.

Industry recognition

•	eGain Service™ 7, the latest version of the company’s customer service suite, continued to win “best-of-breed” recognition, receiving the #1 rating in the “current offering” category in the 2005 eService ForresterWave™ research report.

•	The eGain Service solution was selected as one of three finalists in eWeek’s fifth Annual Excellence Awards Program in the Business Relationship Management category.

•	Recently, eGain received the #1 rating in Patricia Seybold Group’s Bull’s-Eye vendor evaluation of Cross-Channel, Cross-Lifecycle Customer Service solutions.

Use of Non-GAAP Financial Measures

To supplement eGain’s consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), eGain uses non-GAAP pro forma net income (loss) and pro forma net income (loss) per share measures, which are not in accordance with, nor an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. eGain’s management believes that the presentation of these measures is useful to investors and other interested persons because, by excluding certain expenses we believe are not indicative of our core operating results, the users of the financial statements are provided with valuable insight into eGain’s operating results. Further, these non-GAAP results are one of the primary indicators eGain’s management uses for planning and forecasting future performance. In addition, eGain has consistently provided these pro forma measurements in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service™ 7, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

Headquartered in Mountain View, California, eGain has an operating presence in 18 countries and serves over 800 enterprise customers worldwide. To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646.

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 28, 2004, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Karen Thrash 650-230-7528 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	June 30, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,894	$5,181
Restricted cash	12	12
Accounts receivable, net	3,405	2,876
Prepaid and other current assets	1,186	1,408

Total current assets	9,497	9,477
Property and equipment, net	684	473
Goodwill, net	4,880	4,880
Other assets	147	331

Total assets	$15,208	$15,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$929	$1,036
Accrued compensation	910	765
Accrued liabilities	1,288	1,335
Deferred revenue	4,001	3,731
Current portion of accrued restructuring	42	86
Current portion of bank borrowings	1,619	506
Current portion of capital lease obligations	—	9

Total current liabilities	8,789	7,468
Related party notes payable	7,323	6,607
Accrued restructuring, net of current portion	—	1,264
Other long term liabilities	232	242

Total liabilities	16,344	15,581

Stockholders’ equity:
Cumulative convertible preferred stock	$—	$108,755
Common stock	15	4
Additional paid-in capital	315,467	206,721
Notes receivable from stockholders	(94)	(94)
Accumulated other comprehensive income (loss)	(443)	(290)
Accumulated deficit	(316,081)	(315,516)

Total shareholders’ equity	$(1,136)	$(420)

	$15,208	$15,161

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Revenue:
License	$1,071	$1,271	$3,728	$3,315
Support and Services	3,607	3,949	10,858	11,568

Total revenue	4,678	5,220	14,586	14,883
Cost of license	57	383	306	1,281
Cost of support and services	1,569	1,686	4,536	4,921

Gross profit	3,052	3,151	9,744	8,681
Operating costs and expenses:
Research and development	571	598	1,633	2,323
Sales and marketing	2,127	2,167	6,434	6,303
General and administrative	815	822	2,413	2,670
Amortization of other intangible assets	—	302	—	914
Restructuring and other	14	—	(944)	167

Total operating costs and expenses	3,527	3,889	9,536	12,377

Gain / (Loss) from operations	(475)	(738)	208	(3,696)
Non-operating income (expenses)	(250)	(214)	(773)	(218)

Net income / (loss)	(725)	(952)	(565)	(3,914)
Dividends on convertible preferred stock	—	(1,867)	(3,732)	(5,517)

Net loss applicable to common stockholders	(725)	(2,819)	(4,297)	(9,431)

Per share information:
Basic and diluted net loss per common share	$(0.05)	$(0.76)	$(0.54)	$(2.56)

Weighted average shares used in computing basic and diluted net loss per common share	15,288	3,692	7,885	3,685

Supplemental information:
Non-GAAP financial measures and reconciliation
Net loss applicable to common stockholders	$(725)	$(2,819)	$(4,297)	$(9,431)
Less: Amortization of other intangible assets	—	302	—	914
Amortization of prepaid licenses	—	291	66	933
Depreciation	79	213	262	937
Dividends on convertible preferred stock	—	1,867	3,732	5,517
Interest and Tax	256	176	854	434
Restructuring costs	14	—	(944)	167

Pro forma net income / (loss):	$(376)	$30	$(327)	$(529)

Basic and diluted pro forma net income / (loss) per common share	$(0.02)	$0.00	$(0.02)	$(0.03)

Weighted average shares used in computing basic and diluted pro forma net income / (loss) (adjusted for the conversion of preferred stock at the beginning of the period)	15,288	15,283	15,288	15,276